CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2/A of our report dated January 18, 2002 relating to the financial statements of GPH Enterprises, Inc. as of December 31, 2001 and the reference to our firm under the caption "experts" contained in the registration statement.


/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP
Certified Public Accountants


January 29, 2002
Denver, Colorado